Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

MFA Financial, Inc. Announces Extended Forbearance and Provides Dividend Update

NEW YORK, June 1, 2020 /PRNewswire/ -- MFA Financial, Inc. (NYSE: MFA) (the "Company") announced today that it has entered into a third Forbearance Agreement with certain counterparties to its various repurchase agreement financing arrangements and provided an update regarding dividends on its capital stock.

•	Extended Forbearance. Under a new Forbearance Agreement that the Company entered into earlier today with counterparties to its outstanding repurchase obligations (the "Third Forbearance Agreement"), such counterparties have agreed to continue to forbear from exercising any rights or remedies under their respective repurchase agreements with the Company, including selling collateral to enforce margin calls, through June 26, 2020 (unless terminated sooner upon the occurrence of certain events). The Third Forbearance Agreement extends the forbearance period agreed to under the previously announced Forbearance Agreement that the Company entered into with counterparties on April 27, 2020, which was set to expire today at 4:30 p.m. ET (the "Second Forbearance Agreement").

•	The terms and conditions of the Third Forbearance Agreement are almost identical to those under the Second Forbearance Agreement.

•	All of the Company’s remaining repurchase agreement counterparties have agreed to participate in the Third Forbearance Agreement. The Company’s aggregate repurchase obligations outstanding as of May 29, 2020, were approximately $3.8 billion. Since entering into an initial forbearance period on April 10, 2020, the Company's obligations under its and its subsidiaries repurchase agreements have decreased by approximately 35%. This reduction occurred primarily from ongoing sales of certain assets and the payoff of the associated repurchase obligations and unpaid margin calls.

During the period covered by the Third Forbearance Agreement, the Company intends to continue to explore other potential transactions to further reduce its obligations under its existing repurchase agreements, source financing that is generally more durable than existing funding alternatives and raise cash to bolster its liquidity. In addition, the Company will continue to engage in discussions with its counterparties for further forbearance as and if needed.

Dividend Update. As previously disclosed by the Company, due to the turmoil in the financial markets resulting from the global COVID-19 virus pandemic and in order to preserve liquidity, the Company suspended its first quarter 2020 quarterly cash dividends on each of its common stock and 7.50% Series B Cumulative Redeemable Preferred Stock (the “Series B Preferred Stock”). In light of the foregoing, as well as provisions in the Third Forbearance Agreement restricting distributions to the Company’s stockholders, the Company has likewise determined to suspend its second quarter 2020 quarterly cash dividend on the Series B Preferred Stock and on its 6.50% Series C Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock (the “Series C Preferred Stock”). Unpaid dividends on the Company's Series B Preferred Stock and Series C Preferred Stock will accumulate without interest. No dividends may be paid or set apart on shares of the Company’s common stock unless full cumulative dividends on the Series B Preferred Stock and the Series C Preferred Stock for all past dividend periods that have ended have been, or contemporaneously are, paid in cash, or a sum sufficient for such payment is set apart for payment. The Company will continue to monitor market conditions and the potential impact that the ongoing volatility and uncertainty may have on its business. Related thereto, the Company’s Board of Directors will continue to evaluate the payment of dividends as market conditions evolve. Additionally, the Company continues to monitor its taxable income to ensure that the Company meets the minimum distribution requirements to maintain its status as a REIT for the annual period ending December 31, 2020.

About MFA Financial, Inc.

MFA Financial, Inc. is a real estate investment trust primarily engaged in the business of investing, on a leveraged basis, in residential mortgage assets, including residential whole loans and residential mortgage-backed securities.

Cautionary Language Regarding Forward-Looking Statements

When used in this report or other written or oral communications, statements which are not historical in nature, including those containing words such as "will," "believe," "expect," "anticipate," "estimate," "plan," "continue," "intend," "should," "could," "would," "may" or similar expressions, are intended to identify "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, and, as such, may involve known and unknown risks, uncertainties and assumptions. Statements regarding the following subjects, among others, may be forward-looking: the Company's estimates of its outstanding obligations under its financing arrangements, uncertainties related to negotiations with the Company's financing counterparties, including with respect to forbearance and the continued effectiveness of any forbearance agreement or any future such agreement, other financial and operational metrics included herein and the timing and levels of any future dividend payments. Forward-looking statements are based on estimates, projections, beliefs and assumptions of management of the Company at the time of such statements and are not guarantees of future performance. Forward-looking statements involve risks and uncertainties in predicting future results and conditions. Actual results and outcomes could differ materially from those projected in these forward-looking statements due to a variety of factors, including, without limitation, risks related to the Third Forbearance Agreement, including the duration of such agreement, the Company's ability to meet its ongoing obligations under such agreement, and the Company's ongoing discussions with nonparticipating counterparties, its portfolio composition and cash balances and unencumbered assets (particularly in light of the highly volatile and uncertain market conditions), the Company's ability to accurately estimate its outstanding obligations under its financing arrangements, changes in interest rates, changes in default rates, changes in the yield curve, changes in prepayment rates, the availability and terms of financing, changes in the market value of our assets, general economic conditions, conditions in the market for our residential mortgage backed securities, residential whole loans, residential mortgage securities, MSR-related assets and other assets, the timing and amount of distributions to our stockholders, our ability to maintain our exemption from registration under the Investment Company Act of 1940, as amended, conditions in the real estate market, legislative and regulatory changes that could adversely affect the business of the Company and the ongoing spread and economic and operational effects of the COVID-19 virus. Additional information concerning these and other risk factors are contained in the Company's filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and subsequent filings (including the Company's Current Report on Form 8-K filed on April 13, 2020). Unless otherwise indicated, all information in this press release is as of June 1, 2020. The Company undertakes no duty to update any forward- looking statements to reflect any change in its expectations or any change in events, conditions or circumstances  on which any such statement is based.

Investor Contact:
InvestorRelations@mfafinancial.com
MFA Investor Relations
212-207-6488

Media Contact:
Abernathy MacGregor
Tom Johnson
212-371-5999